Exhibit 10.2

Certain identified information marked with [***] has been excluded from this Exhibit because it is not material and is of the type that the registrant treats as private and confidential

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (“Agreement”) is entered into this 12th day of July, 2022 (“Effective Date”) by and between Taucoin Asset Management, LLC, a registered Limited Liability Company formed under the laws of Delaware having an office at 100 Congress Avenue, Suite 2000, Austin, Texas 78701 (“TCAM”), and Golden Ally LifeTech Group, Inc., a Delaware corporation having its principal place of business at 901 S. Mopac Exp, Building 1, Suite 300, Austin, Texas 78746 (“GALT”).

W I T N E S S E T H:

WHEREAS, TCAM and its related subsidiaries and affiliates is a global financial technology company that develops certain blockchain-based technological solutions for business enterprises;

WHEREAS, GALT is a publicly-traded, biotechnology company focusing on the development, manufacturing and distribution of its proprietary AQP water products globally (the “AQP Products”);

WHEREAS, TCAM and GALT desire to enter into this strategic alliance agreement for the purpose of: (1) licensing certain intellectual property of GALT to TCAM for purposes of TCAM using such intellectual property in the development and ongoing operations of a blockchain-based technology platform (the “Platform”) to facilitate the sale of AQP Products; (2) providing for collaboration in marketing and selling of the AQP Products through the Platform; and (3) creating go to market opportunities involving services and offerings made available by TCAM and GALT (collectively, the “Alliance”).

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, promises, terms, and conditions contained herein, receipt of which is hereby acknowledged, and intending to be bound, TCAM and GALT agree as follows:

1. Certain Defined Terms.

“Confidential Information” means the terms and conditions of this Agreement as well as all documents, software, reports, data, records, forms, trade secrets, Personal Information, and other materials obtained by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) or at the request or direction of the Disclosing Party in the course of performance under this Agreement: (i) that have been marked as confidential; (ii) whose confidential nature has been made known by the Disclosing Party to the Receiving Party; or (iii) that due to their character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing and except with respect to Personal Information, Confidential Information does not include information which: (1) is already known to the Receiving Party with no obligation of confidentiality to any person at the time of disclosure by the Disclosing Party; (2) is or becomes publicly known through no wrongful act of the Receiving Party; (3) is independently developed by the Receiving Party without benefit of, or access to, the Disclosing Party’s Confidential Information; or (4) is received by the Receiving Party from a third party without restriction and without a breach of an obligation of confidentiality.

“GALT IP” means all IP embodied by or covering the AQP Products, any related proprietary information, methods, formulations, concepts, discoveries, processes, and inventions, and any IP owned (as between the Parties) by GALT existing as of the Effective Date, as well as any developments, enhancements, modifications, inventions, and/or derivative works of any of the foregoing.

“GALT Services” means GALT’s product and services offerings, other than any system integration services or other services competitive with the TCAM Services.

“Intellectual Property” or “IP” means any and all patents and patent applications, unpatented inventions, copyrights, author’s rights, works of authorship, moral rights, trademarks, service marks, mask works, trade secrets, software, developments, results, designs, patterns, devices, diagrams, charts, drawings, specifications, documentation, and/or data, along with any and all patent applications (including provisional patent applications), registrations, renewals, continuations, reissues and extensions therefor in the United States and foreign countries.

“Party” means TCAM or GALT. When used in the plural form, the term means TCAM and GALT collectively.

“Personal Information” means any information that identifies, relates to, describes, or is capable of being associated with, a particular individual, including, but not limited to, his or her name, signature, social security number, physical characteristics or description, address, telephone number, passport number, driver’s license or state identification card number, insurance policy number, education, employment, employment history, bank account or other financial institution account number, credit card number, debit card number, or financial, tax, medical or health information, or any other sensitive personal information.

“Platform” means the resulting blockchain-based product developed by TCAM utilizing, in part, GALT’s Intellectual Property to facilitate the sale of AQP Products.

“Security Incident” means an unauthorized disclosure of, access to, or acquisition, processing, transfer or disposal of, Confidential Information.

“TCAM IP” means all IP embodied or covered by or covering the Platform, the TCAM Services, any related proprietary information, methods, formulations, concepts, discoveries, processes, and inventions, and any other IP owned by TCAM (as between the Parties) existing as of the Effective Date, as well as any developments, enhancements, modifications, inventions, and/or derivative works of any of the foregoing IP.

“TCAM Trademarks” means Trademarks owned by TCAM that are set forth on Exhibit B hereto or that TCAM has otherwise authorized GALT, in writing, to use as provided in connection with this Agreement.

“Trademarks” means trademarks, service marks, trade names, business names, logos, get-up, domain names, rights to sue for passing off and unfair competition, rights in opposition proceedings, and all similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

2. Formation of the Alliance

2.1 Alliance Formation; Purpose. The Parties hereby form the Alliance with the primary purpose of developing the Platform (a) to facilitate the marketing and sale of AQP Products, including GALT’s proprietary bottled water product based on research related to aquaporins (the “AQPWaterTM”); (b) to identify opportunities to enable the Parties to jointly market the Platform and the AQP Products; (c) to sell licenses to clients providing for access to the Platform (the “Membership”) on the terms and subject to the conditions set forth in this Agreement.

2.2 Marketing Activities. As the Parties may mutually agree, in addition to the direct joint marketing to potential clients, the Parties will cooperate throughout the term of this Agreement in identifying, scheduling and carrying out mutually-agreed upon joint marketing activities, such as (i) identifying and attending appropriate seminars, trade shows and conventions at which they will engage in cooperative marketing and promotional activities, (ii) providing marketing collateral material as reasonably requested (provided such marketing collateral shall be mutually agreed in writing by the Parties), and (iii) where appropriate, making joint presentations or setting up joint booths (or equivalents) at such events as the Parties may mutually agree. The Parties will jointly develop guidelines for marketing and promotional activities prior to each applicable activity.

2.3 Approval of Potential Clients. TCAM shall have the right to approve any potential clients to be approached regarding the Platform or the TCAM Services (as defined below), including without limitation, to ensure that offering the Platform to such potential client will not violate any of TCAM’s internal policies and procedures.

2.4 Marketing Materials. All joint marketing materials will be reviewed by both Parties and agreed to in writing in a timely manner before being presented to any client or potential client. Invitations and registration pages will inform recipients and registrants that any Personal Information provided by them may be shared between TCAM and GALT. Any such information shared by TCAM and GALT will be subject to the provisions of Section 6 below.

2.5 No Restrictions on Other Products or Business of the Parties. Except for any exclusive commitments set forth in this Agreement, each Party is free to conduct its business (including with competitors of the other Party) without the involvement of the other Party. Neither Party shall be restricted from utilizing its own Intellectual Property to develop and sell its own products or services similar to those that might be developed as part of the Alliance, or future enhancements to such products or services.

2.6 Ownership Rights in Marketing Materials. Each Party will retain full right, title and interest in and to, and ownership of, marketing and sales materials developed solely by that Party. New jointly developed marketing and sales materials will be jointly owned by both Parties, without any right of accounting (“Jointly Owned Materials”). Neither Party may use any such Jointly Owned Materials without the consent of the other Party. Each Party hereby assigns to the other Party a joint and undivided interest in and to all Jointly Owned Materials.

3. Relationship of Parties

3.1 Independent Contractor. In performing its obligations under this Agreement, each Party is acting as an independent contractor of the other. Each Party shall have exclusive control of the manner and means of performing its obligations under this Agreement. Each Party shall be solely responsible for the supervision, daily direction and control of its own employees and for the payment of their salaries (including, without limitation, withholding of appropriate payroll taxes), worker’s compensation, disability, and other benefits. Nothing in this Agreement shall be construed as: (i) making either Party the agent of the other; (ii) as either Party granting the right to enter into any contract on behalf of such Party to the other Party; or (iii) as establishing a partnership or joint venture between the Parties. Under no circumstances shall the employees of one Party be deemed to be employees of the other for any purpose. Except in those circumstances where one Party is to act as prime and the other Party is to act as subcontractor with respect to a particular client opportunity as described in Section 3.4, each Party will sign separate contracts with customers for that Party’s products or services containing such terms and conditions as such Party may determine, in its sole discretion.

3.2 Financial Commitment of GALT. In addition to any other obligations set forth in this Agreement, GALT agrees as follows:

(a) GALT will contribute to TCAM an amount equal to the cost of the ongoing development, maintenance and operations of the Platform; and

(b) GALT will contribute to TCAM an amount equal to [***] percent of the Gross Sales Price (defined in Section 5.2 below) for the marketing of the Membership and AQP Products.

3.3 Financial Commitment of TCAM. TCAM shall have no financial commitment other than to pay Royalties (as hereinafter defined) as set forth in Section 5.

3.4 Obligations of TCAM. In addition to any other obligations set forth in this Agreement, TCAM agrees as follows (collectively, the “TCAM Services”):

(a) to design and develop the Platform and have the Platform ready to deploy by the end of July 12, 2022, or such other date as may be mutually agreed upon by the Parties in writing;

(b) to develop, market and issue the Membership to potential clients and clients (for the avoidance of doubt, all proceeds related to the issuance and sale of a Membership shall belong to TCAM);

(c) to develop a mechanism to facilitate the direct sale of AQP products to potential customers; and

(d) to leverage GALT, and potentially a GALT end client (who shall be mutually agreed upon in writing and who shall execute any non-disclosure, confidentiality, or other agreement reasonably related to such testing as either Party may reasonably require as a condition of participation in such testing), as co-development partner(s) to test the product and incorporate feedback throughout the development process.

3.5 Obligations of GALT. In addition to any other obligations set forth in this Agreement, GALT agrees as follows:

(a) to assist TCAM with the marketing of the Platform and the AQP Products; and

(b) to ensure that AQP Products are supplied to TCAM in a sufficient amount to accommodate clients that purchased a Membership to access such AQP Products.

3.6 Separate Contracting; Subcontractor Arrangements. It is expected that,

notwithstanding the joint marketing activities by the Parties in furtherance of the Alliance, each Party will enter into a separate agreement with the client for the Platform or the TCAM Services, as the case may be; provided, however, that for any relationship with an Alliance client requiring a subcontract agreement between the Parties, the Parties will enter into a subcontractor agreement on such terms as the Parties may agree in writing. Depending on the relationship with the client, one of the Parties will be the prime contractor and the other Party will be the subcontractor.

3.7 Representation. Except as otherwise provided herein, neither Party will promote this relationship, use the other Party’s name or logo or represent the relationship or other Party, without the prior written consent of the other Party. It is expected that the Parties will in certain circumstances co-brand service offerings and marketing materials, subject to approval by both Parties in each such Party’s sole discretion.

3.8 Trademarks License; Web-Linking.

(a) GALT Trademarks License. During the term of this Agreement, and subject in each case to the restrictions set forth in this Agreement, GALT hereby grants to TCAM a limited, revocable, nonexclusive, nontransferable (except as permitted under Section 12.2), paid-up and royalty-free license, without right of sublicense, to use the GALT Trademarks set forth on Exhibit A to this Agreement solely in connection with its Alliance-related activities.

i) In using GALT’s Trademarks, TCAM shall: (i) cause the appropriate designation TM or registration symbol ® to be placed adjacent to the Trademarks in each use, as the case may be; (ii) cooperate to maintain the goodwill associated with GALT’s Trademarks; and (iii) state in text on each Web page or document on which the Trademarks are used, or in an accompanying terms of use agreement accessible from such a page, that “Golden Ally LifeTech Group’s Trademarks are the sole property of Golden Ally LifeTech Group and their use here does not imply auditing by or endorsement of Golden Ally LifeTech Group or any of its affiliates or subsidiaries,” or substantially similar language.

ii) Use of the GALT logo is subject to review and approval by GALT and compliance with the guidelines set forth on Exhibit A hereof, as the same may be modified by GALT in its sole discretion, provided that GALT will supply to TCAM any such modifications in writing in advance.

iii) TCAM agrees that the GALT Trademarks are and will remain the sole property of GALT and agrees not to contest GALT’s ownership of such GALT Trademarks and/or GALT’s right to use or license such GALT Trademarks.

(b) TCAM Trademarks License. During the term of this Agreement, and subject in each case to the restrictions set forth in this Section 3.8 and compliance with this Agreement, TCAM hereby grants to GALT a limited, revocable, nonexclusive, nontransferable (except as permitted under Section 12.2), paid-up and royalty-free license, without right of sublicense, to use the logos, trademarks, and service marks of TCAM set forth on Exhibit B to this Agreement (the “TCAM Trademarks”) solely in connection with its Alliance related activities.

i) In using the TCAM’s Trademarks, GALT shall (i) cause the appropriate designation TM or registration symbol ® to be placed adjacent to the Trademarks in each use; and (ii) cooperate to maintain the goodwill associated with GALT’s Trademarks.

ii) GALT agrees that the TCAM Trademarks are and will remain the sole property of TCAM and agrees not to contest TCAM’s ownership of such TCAM Trademarks and/or TCAM’s right to use or license such TCAM Trademarks.

Notwithstanding the foregoing license grants, the Parties will mutually agree in writing to all marketing and promotional materials used in connection with this Agreement (and the manner of display of each such Party’s name on the other Party’s internet site) and shall have the right to object to and thereby prohibit the use of its Trademarks on or in any materials or internet site at any time in its sole discretion.

(c) Web-Linking. For the purposes of this Agreement only, each Party hereby grants to the other Party a limited, revocable, non-exclusive, nontransferable (except as permitted under Section 12.2), paid up and royalty-free license, without right of sublicense, to provide a hypertext reference link (“Link”) to the other Party’s World Wide Web site identified by the below Uniform Resource Locators (“URL”), as well as any of the other Party’s URLs which can be accessed via the URL below and which relate to the Platform or TCAM’s Services, as the case may be (“Websites”), in each case solely for and in connection with its Alliance related activities.

●	https://www.goldenaltg.com

●	https://www.tcam.com/

Each Party reserves the right, in its sole discretion, to require the inclusion of any disclaimers or other wording in conjunction with the use of such Party’s name and/or Link on the other Party’s Website. Each Party shall (i) obtain the other Party’s prior written approval of all references to such Party on such other Party’s Website; and (ii) have the right to object to and thereby prohibit any such references at any time in its sole discretion.

(d) Reservation of Rights. Except as expressly granted in this Agreement, each Party shall have no other rights of any kind in the other Party’s Intellectual Property, including without limitation Trademarks, Links, or Websites. Except as expressly granted in this Agreement, nothing in this Agreement is to be construed as granting, by implication or by estoppel or otherwise, a license to any of either Party’s Intellectual Property or proprietary technology. Neither Party shall frame the other Party’s Website. Upon termination of this Agreement, all rights and licenses in and to the Trademarks, Links, and Websites granted hereunder shall terminate, and the Parties shall immediately destroy all copies of the other Party’s Trademarks in its possession (except for anything that may be stored in back up media or other electronic data storage systems, latent data and metadata) and shall cease all use of the other Party’s Trademarks and Links.

3.9 Publicity and News Releases. No news release, public announcement, advertisement or publicity concerning this Agreement, any proposals, any resulting contracts, or any subcontracts to be carried out hereunder, shall be released by either Party without the prior written approval of both Parties, except to the extent required by law.

3.10 Taxes. Each Party shall bear any and all taxes it incurs as a direct or indirect result of the entry into this Agreement or the rights and obligations under this Agreement, unless the Parties have agreed otherwise.

4. Intellectual Property

4.1 IP Generally. Except as otherwise expressly provided in this Section 4, any pre-existing Intellectual Property or subsequent independently developed IP brought to the relationship by either Party remains the property of that Party. Intellectual Property brought to the relationship by such Party may only be used with the prior written consent of such Party.

4.2 IP Ownership; Development. GALT retains all rights, title and interests in and to the GALT IP, including any and all modifications and improvements thereto and derivatives thereof developed during the Term of this Agreement. GALT hereby assigns, and will assign, to TCAM all right, title, and interest in and to any and all modifications and improvements to and derivatives of the GALT IP. TCAM retains all rights, title and interests in and to the TCAM IP including any and all modifications and improvements thereto and derivatives thereof developed during the Term of this Agreement. TCAM hereby assigns, and will assign, to GALT all right, title, and interest in and to any and all modifications and improvements to and derivatives of the TCAM IP, but for the avoidance of doubt not including any modifications, improvements, and derivatives of the Platform, before or after any assignment thereof to GALT, that TCAM may develop during the Term of this Agreement.

4.3 Ownership of the Platform. Subject to the terms of this Agreement, GALT and TCAM agree that TCAM shall own all right, title, and interest in and to the Platform and the Membership, including all right, title, and interest in and to any derivative works, enhancements, or modifications of the Platform and the Membership.

4.4 Access and Use Rights for the Platform. Upon deployment of the Platform and concurrent execution by the applicable end client of agreements for access to the Platform and related services, TCAM agrees and hereby grants GALT access and use rights to TCAM’s application environment for the Platform to the extent necessary to enable the use of the Platform by the current and future end clients. The access and use rights granted under this Section 4.4 shall continue for a two (2) year period after TCAM’s first client engagement concerning the Platform.

For purposes of this agreement, “deployment” shall mean release of the Platform to the general public whereby potential clients will be able to purchase Memberships for access to the Platform.

4.5 No Third Party IP. No Intellectual Property owned by a third party shall be incorporated into the Platform without the prior written consent of TCAM, except with respect to open source software on which blockchain technology relies in general.

4.6 No Waiver of Rights; No IP Claims. GALT shall not bring any proceeding, suit or claim of any nature against TCAM wherein GALT claims that the TCAM IP’s use in connection with the Platform in accordance with the terms of this Agreement infringes the GALT IP. The rights and remedies available to TCAM provided for pursuant to this Agreement are in addition to any other rights and remedies provided by law.

4.7 No Right of Ownership. Except as otherwise expressly provided in this Section 4, each Party will retain full right, title, interest in and to, and ownership of, its own IP. By virtue of this Agreement, no rights or licenses are granted to either Party except as expressly stated herein. In particular and except as specifically provided herein, nothing in this Agreement shall be construed as granting, or as an undertaking to subsequently grant, to either Party any license, right, immunity, title or interest in or to any IP of the other Party.

4.8 Trademarks. Each Party recognizes that the Trademarks of the other Party represent valuable assets of such Party and that substantial recognition and goodwill are associated with such assets. Each Party hereby agrees that it shall not use, or permit a third party to use, the other Party’s Trademarks without the prior written consent of such other Party, unless such use is expressly permitted by this Agreement. Except as expressly stated in this Agreement, nothing in this Agreement shall constitute a license or other authorization entitling a Party to use any other Party’s Trademarks.

4.9 No Assignment. Except as expressly stated in this Agreement, nothing in this Agreement shall amount to an assignment, license or transfer of any right or title to or interest in any Intellectual Property owned or licensed by any Party. For the avoidance of doubt, except as expressly stated in this Section 4, all right and title to and interest in any Party’s Intellectual Property rights and the goodwill associated therewith, shall remain with each Party and/or their licensors. Each Party agrees that it will not do anything inconsistent with such ownership and that all use of a Party’s Trademarks by it (should such use be permitted by this Agreement or the other Party in accordance with the terms of this Agreement) shall inure to the owning Party’s benefit and will be on the owning Party’s behalf.

5. Fees and Royalties

5.1 Access to Platform Pricing. TCAM and GALT shall mutually agree in writing on the pricing for access to the Platform through the sale of a Membership; provided, however, that TCAM may (a) provide a discount of up to twenty percent (20%) of the price agreed upon by the Parties for selling a Membership as may be deemed necessary by TCAM; or (b) create separate and distinct tiers of access to the Platform by pricing a Membership at different values (collectively, the “Price”). Access to the Platform shall be granted to clients that purchase a Membership.

5.2 Royalties Payable to GALT. TCAM will pay to GALT a royalty based on the Gross Sales Price (defined below) as follows:

(a) With respect to the sale of the Memberships, [***] percent of the Gross Sales Price for all sales of the Membership (the “Membership Royalty”); and

(b) With respect to the direct sale of AQP Products, [***] percent of the Gross Sales Price for all direct sales of AQP Products (the “Direct Sales Royalty”) and, together with the Membership Royalty, the “Royalty”).

“Gross Sales Price” means the Price for accessing the Platform less sales, tariff duties, use, and other taxes directly imposed with reference to particular sales (not including any taxes based on income).

(c) The term of the Membership Royalty begins upon TCAM’s first sale of a Membership to a client. The term of the Direct Sales Royalty begins upon TCAM’s first direct sale of an AQP Product to a customer. Each sale of a Membership or an AQP Product will be subject to a Royalty payment. All obligations related to the Royalty payments incurred during the term of this Agreement shall survive the expiration or termination of this Agreement.

5.3 Calculation of Royalties. All Royalty payments owed to GALT shall be calculated on a quarterly basis (the “Royalty Period”). (e.g., commencing on the first day of January and ending on the last day of March, except that the first and last calendar periods may be “short” as a result of the effective date of the first sale of any respective access to the Platform).

5.4 Payment of Royalties. All Royalties shall be payable no later than ninety (90) days after the termination of the preceding full quarter. Although Royalties calculated against fees billed by TCAM but not yet collected by TCAM from the end client shall be accrued in accordance with Section 5.6, payment of such accrued Royalties shall be included in the quarterly payment immediately following the Royalty Period in which TCAM actually collects the fees on which such accrued Royalties are calculated from the end client and not in any earlier quarterly payment.

5.5 Reporting. All sums payable to GALT pursuant to this Agreement shall be paid by TCAM in U.S. Dollars. In the event any Royalties accrue in a currency other than United States Dollars, those Royalties shall be converted to U.S. Dollars at the exchange rate listed in the Wall Street Journal (New York edition) on the day on which TCAM receives payment from the applicable end client. TCAM’s reports shall contain a statement setting forth any such computation of the amount of United States Dollars remitted. For each Royalty Period, TCAM shall provide GALT with a written report showing the client engagements executed during the applicable Royalty Period and the length of each such engagement, a Royalty statement showing the calculation for the Royalties and the total amount due, and such other sales and client related reporting as may be reasonably requested by GALT and in a format agreed upon by the Parties. Such statements shall be furnished to GALT regardless of whether any licenses to access the Platform were sold during the Royalty Period or whether any actual Royalties were owed.

5.6 Accrual of Royalties. The Royalties shall accrue upon the sale of the applicable Membership for the specific end client regardless of the time of collection by TCAM. The Membership shall be considered “sold” when such product is leased, consigned, or subject to any other activity that results in an unaffiliated third party acquiring the right to possession or use of the Platform.

5.7 Costs and Expenses. Each Party agrees to pay all costs, expenses and other expenditures associated with its Alliance related activities or conducting its duties and obligations under this Agreement, including without limitation, employee and consultant expenses and materials costs, without reimbursement or contribution from the other Party, unless otherwise provided herein or in a separate written agreement. Unless otherwise agreed by the Parties in writing, the costs of all mutually agreed marketing activities will be shared equally between the Parties.

6. Confidential Information; Information Security

6.1 Protection of Confidential Information. Each Party acknowledges and agrees that it will have access to and become acquainted with Confidential Information of the other Party, and undertakes not to, directly or indirectly, without the prior written consent of such other Party, disclose any Confidential Information of the other Party or the terms of this Agreement except as otherwise expressly set forth below. Each Party shall maintain in confidence all Confidential Information received from the other, either orally or in writing, and shall not to disclose or otherwise make available such Confidential Information to any third party without the prior written consent of the Disclosing Party; provided, however, that Receiving Party may disclose Disclosing Party’s Confidential Information to the Receiving Party’s personnel who need access to such Confidential Information and the Receiving Party may disclose the financial or other terms of the Agreement to its legal and business advisors and to potential investors or purchasers of Receiving Party’s business if such third parties agree in writing to maintain the confidentiality of such Confidential Information or are otherwise bound by professional ethical rules of confidentiality broad enough to encompass such Confidential Information. Receiving Party shall use the same degree of care to protect the Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information of like nature, but in no circumstances less than reasonable care. Each Party shall ensure that any individual or entity receiving Confidential Information for or on behalf of such Party under the Agreement will be bound by substantially similar terms to those contained in the Agreement. Receiving Party shall notify the Disclosing Party promptly of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and to provide reasonable assistance to such Disclosing Party, and its licensors, in the investigation and prosecution of such unauthorized use or disclosure. Whenever requested by a Disclosing Party, and, in any event, upon the termination of the Agreement, a Receiving Party shall immediately, at its own expense, return to the Disclosing Party in a format reasonably acceptable to the Disclosing Party all manifestations of the Confidential Information (except as otherwise required by applicable law, or contained within backups, metadata, or latent data not used in a production capacity and deleted in the ordinary course) or, at the Disclosing Party’s option, shall destroy, at its own expense all such Confidential Information as the Disclosing Party may designate, and at the request of the Disclosing Party confirm to the Disclosing Party that all such Confidential Information has been destroyed, provided that Receiving Party shall not be liable to Disclosing Party for any inability to perform this Agreement arising out of Receiving Party’s compliance with any request by Disclosing Party to return or destroy Confidential Information under this Agreement.

6.2 Disclosure of Client Information. The Parties acknowledge and agree that (a) no Confidential Information of a Party’s clients is to be made available to the other Party under this Agreement, and (b) no Personal Information is contemplated to be provided by a Party to the other, except that each Party shall be permitted to disclose to the other Party business contact information of a Party’s clients or prospective clients provided that it shall have provided all notices and obtained the necessary permission to transfer and disclose such information to the other Party for marketing purposes as contemplated by this Agreement. Neither Party shall make available to the other Party any Personal Information of a Party’s clients or prospective clients that is regulated by the General Data Protection Regulation (EU) 2016/679 unless and until: (i) it provides prior written notice to such other Party; and (ii) the Parties have entered into an amendment to this Agreement in accordance with Section 12.3, which amendment shall include any contractual provisions that are required by applicable law.

7. Term and Termination

7.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years or until the completion of the final Royalty payment, whichever period is longer, unless earlier terminated in accordance with this Section 7.

7.2 Termination for Convenience. Either Party may terminate this Agreement at any time for any reason (including no reason) upon thirty (30) days written notice to the other Party. In the event that GALT terminates this Agreement under this Section 7.2 prior to the deployment of the Platform, then: (i) TCAM shall be entitled to keep the payment received under Section 3.2(a)(i); and (ii) GALT’s license to TCAM under Section 4 shall immediately and automatically terminate. In the event that GALT terminates this Agreement under this Section 7.2 from and after deployment of the Platform, then: (i) TCAM shall be entitled to keep the payment received under Section 3.2(a); (ii) TCAM shall wind down the Platform within thirty (30) days of such termination; (iii) GALT shall reimburse TCAM for any and all costs, expenses and amounts related to winding down the Platform, including any costs related to providing services to clients during the wind-down period; and (iv) ownership of any and all IP shall be returned in accordance with Section 4.

7.3 Termination for Cause. Either Party may terminate this Agreement on thirty (30) days prior written notice to the other Party if such other Party is in material breach of the Agreement and such breach is not cured within such thirty (30) day period.

7.4 Effect of Termination or Expiration. Except as otherwise expressly provided in this Agreement, upon termination or expiration of this Agreement, the Parties agree that:

(a) each Party shall immediately cease use of the other Party’s Intellectual Property and Confidential Information except to the extent necessary to provide continued service to existing customers as of the date of such termination or expiration;

(b) subject to Sections 6.1 and 7.4(b), each Party shall immediately return to the other Party or destroy any and all Confidential Information of the other Party, including without limitation, all tangible and electronic copies that include or reference such Confidential Information (except for any such Confidential Information that may be stored in back up media or other electronic data storage systems, latent data and metadata); provided, however, that each Party shall be permitted to retain one (1) copy of the other Party’s Confidential Information for the purpose of identifying the Confidential Information received by such Party; and

(c) TCAM shall wind down the Platform within thirty (30) days of such termination and GALT shall reimburse TCAM for any and all costs, expenses and amounts related to winding down the Platform, including any costs related to providing services to clients during the wind-down period.

8. Indemnification

8.1 Indemnification by GALT. GALT shall indemnify, defend and hold harmless TCAM, and the principals, partners, directors, officers, employees and agents of TCAM (collectively, the “TCAM Indemnitees”) from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable outside attorney’s fees and all court costs), in each case arising out of a third-party claim (collectively, “Liabilities”), arising directly or indirectly, in whole or in part, from or occurring as a result of: (a) any intentional breach by GALT of, or willful misconduct of GALT in connection with the performance of, its obligations under this Agreement; (b) any breach of a representation or warranty by GALT, or (c) the infringement, misappropriation, or other violation of any Intellectual Property of a third party (“IP Claim”) arising out of or relating to the GALT IP. GALT further agrees to indemnify, defend and hold harmless TCAM and the TCAM Indemnitees against any Liabilities incurred by TCAM arising in any manner from the failure of GALT, its directors, officers, employees, contractors, subcontractors or agents to comply with any applicable state, federal, or local regulation, law, or rule in connection with the terms and conditions set forth in this Agreement. In no event shall GALT’s indemnification obligations apply to the extent such losses are caused by the negligence or willful misconduct of TCAM or a TCAM Indemnitee.

8.2 Indemnification by TCAM. TCAM shall indemnify, defend and hold harmless GALT and the directors, officers, employees and agents of GALT (“GALT Indemnitees”) from and against any and all Liabilities arising directly or indirectly, in whole or in part, from or occurring as a result of: (a) any intentional breach by TCAM of, or willful misconduct of TCAM in connection with the performance of, its obligations under this Agreement; (b) any breach of a representation or warranty by TCAM, or (c) any IP Claim arising out of or relating to the TCAM IP. In no event shall TCAM’s indemnification obligations apply to the extent such losses are caused by the negligence or willful misconduct of GALT or a GALT Indemnitee. TCAM shall have no obligations with respect to any IP Claim to the extent that the IP Claim arises or results from: (i) TCAM’s compliance with GALT’s specific written technical designs or instructions; (ii) modification of the TCAM IP by GALT; or (iii) use of the TCAM IP in combination with products not provided by TCAM or as part of the Platform.

8.3 Indemnification Procedures. The indemnified Party shall provide prompt written notification to the indemnifying Party in writing of any claim that may give rise to a claim for indemnification hereunder. The indemnifying Party shall control the defense and settlement of such claim and the indemnified Party shall cooperate with all reasonable requests of the indemnifying Party (at the indemnifying Party’s expense) in defending or settling a claim. The Party not conducting the defense shall nonetheless have the right to participate in such defense at its own expense. The indemnified Party shall have the right to approve the settlement of any claim that imposes any liability or obligation other than the payment of money damages for which the indemnifying Party has accepted responsibility.

8.4 Notice. Each Party shall give notice promptly to the other Party if it believes that any third party is violating any patents issued in connection with the Combined Products or if it receives any notice by any third party claiming that such patents infringe or misappropriate any third party intellectual property rights.

9. Limitation of Liability

9.1 NO CONSEQUENTIAL DAMAGES. EXCEPT FOR ANY INDEMNIFICATION OBLIGATIONS CONTAINED HEREIN, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, TERMINATION OF THIS AGREEMENT OR BREACH BY EITHER PARTY.

9.2 ACT OF OTHER PARTY. NO PARTY SHALL BE LIABLE FOR ANY LOSSES, INJURIES, OR DAMAGES CAUSED BY OR ATTRIBUTABLE TO THE ACTS AND/OR OMISSIONS OF THE OTHER PARTY, ITS EMPLOYEES, OR ITS AGENTS.

9.3 LIMITATION OF LIABILITY. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, BY STATUTE OR OTHERWISE) FOR AN AMOUNT IN THE AGGREGATE IN EXCESS OF $1,000,000.

9.4 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES ARE SPECIFICALLY EXCLUDED AND DISCLAIMED BY BOTH PARTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALING OR PERFORMANCE, OR USAGE OF TRADE. NEITHER PARTY MAKES ANY WARRANTY AS TO THIRD PARTY SERVICES OR THIRD PARTY MATERIALS. Representations, Warrantees and Covenants

10.1 Corporate Representations. As a material inducement for each Party to enter into this Agreement, each Party hereby represents and warrants to as follows:

(a) Each Party has the power and authority (corporate or otherwise) to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes legal, valid and binding obligations of each Party, enforceable against the other Party in accordance with its terms and conditions.

(b) GALT represents and warrants that there are no audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to its knowledge, threatened against GALT, nor, to its knowledge, does any basis exist therefor, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which relates to any matter that could significantly impact its ability to enter into this Agreement, to grant the rights granted hereunder, and/or perform its obligations under this Agreement.

(c) There are no agreements (written or oral), understandings, laws or other restrictions of any kind to which such Party is a party or subject, that would prevent or restrict such Party’s execution, delivery, or performance of this Agreement or such Party’s participation in the Alliance.

10.2 Mutual Covenants. As a material inducement for each Party to participate in the Alliance and/or enter into this Agreement, each Party hereby covenants to the other Party as follows:

(a) Each Party hereby covenants to comply with all laws and regulations of federal, state, regional, local, and other governmental bodies in the United States and abroad applicable to such Party’s rights and obligations under this Agreement.

(b) The Parties acknowledge that this Agreement contemplates various actions being taken in furtherance of the Alliance by the Parties. No Party shall, without the express prior written consent of the other Party, take any action for or on behalf of or in the name of the other Party, or assume, undertake or enter into any commitment, debt, duty or obligation binding upon the other Party.

(c) Each Party is the sole and exclusive legal and beneficial owner of each item of such Party’s Intellectual Property and, has the valid right to use all other Intellectual Property used in or necessary for the purposes set forth in this Agreement, and any other purpose as mutually agreed upon by the Parties, in furtherance of the development of the Platform and the Alliance, in each case free and clear of all liens. To the knowledge of the Parties, the use of such Party’s Intellectual Property in furtherance of the Alliance and in connection with the development, deployment and operation of the Platform and the issuance of the Membership has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person. There is no Action initiated by any other person pending or, to either Party’s knowledge, with respect to such Party’s Intellectual Property, threatened, against such Party concerning any Intellectual Property. To either Party’s knowledge, with respect to such Party’s Intellectual Property, no person is engaging in any activity that infringes, misappropriates or otherwise violates any Intellectual Property.

10.3 No Malware or Disabling Devices. TCAM shall employ industry standard anti-malware and anti-virus screening designed to detect and eliminate computer code designed to damage, disrupt, disable, harm or otherwise impede in any manner, the orderly operation of the TCAM IP and/or the Platform (“Malware”). TCAM IP and/or the Platform will not include or introduce into any systems of GALT or any end client any Malware, or any mechanisms designed by TCAM to disable the use or operation of TCAM IP and/or the Platform before the end of any applicable term of use for TCAM IP and/or the Platform under the Agreement. TCAM will not unilaterally, without GALT’s permission or an appropriate judicial order, disable (except at the end of any applicable term of use for TCAM IP and/or the Platform under the Agreement), interfere with, delete, or repossess any TCAM IP and/or the Platform for any reason, except that TCAM may suspend or terminate provision of the Platform with respect to any particular client in accordance with the terms of the agreement between TCAM and such client.

11. Audit

11.1 TCAM shall maintain accurate books and records to enable the verification of the accuracy of TCAM’s Royalty payments under this Agreement and TCAM’s compliance with its obligations under this Agreement. TCAM shall retain the books and records for each Royalty Period for a rolling three (3) year period. Upon reasonable prior notice to TCAM, GALT shall have access to the relevant books and records under the control of TCAM to conduct a review or audit not more than twice (2X) per calendar year, for the sole purpose of verifying the accuracy of TCAM’s Royalty payments and compliance with this Agreement. The audit may determine, among other issues, whether there has been an underpayment of Royalties and, if so, the amount thereof. Such access shall be permitted during TCAM’s normal business hours during the term of this Agreement and for five (5) years after the expiration or termination of the Agreement. Any such inspection or audit shall be at GALT’s expense; provided, however, that in the event an inspection reveals underpayment by TCAM of ten percent (10%) or more in any audit period, TCAM shall pay the costs of the inspection. In any event, TCAM shall promptly pay to GALT any undisputed underpayment, within thirty (30) days of receipt of such written audit. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall TCAM be required to provide records or facilitate access to information that is not directly related to this Agreement. Any and all information disclosed under this Section 11 shall be deemed TCAM’s Confidential Information subject to Section 6 of this Agreement.

12. Miscellaneous

12.1 Section Headings; Construction. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement. In this Agreement, unless a clear contrary intention appears: (i) where not inconsistent with the context, words used in the present tense include the future tense and vice versa and words in the plural number include the singular number and vice versa; (ii) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and includes all addenda, exhibits and schedules thereto; (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or Subsection of this Agreement; (vi) “including” (and with correlative meaning, “include”) means including without limiting the generality of any description preceding such term; (vii) any reference to “dollars” means United States Dollars; (viii) all references to “days” refer to calendar days; and (ix) where not inconsistent with the context, the word “or” is not exclusive. This Agreement has been executed in English and the English language version shall control notwithstanding any translations of this Agreement. Unless otherwise expressly permitted under this Agreement, all deliverables will be in English.

12.2 Assignments; Binding. Neither Party may assign, transfer or delegate any of its rights, obligations, claims or proceeds from claims arising under or relating to this Agreement (including by operation of law) without the prior written consent of the other Party, which consent may be withheld in the other Party’s sole discretion; provided that, notwithstanding the foregoing, TCAM may assign this Agreement in connection with a Change of Control (as defined below) without the need for such consent, provided further that in the event of a sale of all or substantially all of TCAM’s assets, business or a majority of TCAM’s voting securities or any merger or other change of control with respect to TCAM (each, a “Change of Control”), TCAM shall provide GALT with at least thirty (30) days’ notice (the “Transaction Notice”) prior to the closing of the potential Change of Control transaction. Any purported assignment of this Agreement, or any rights, obligations, claims or proceeds thereunder, without such prior written consent shall be null and void and of no force or effect. The rights and obligations of the assignor pursuant to this Agreement shall be assumed by any assignee with any assignment. Subject to any provisions hereof restricting assignment, transfer and delegation, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

12.3 Waivers and Amendments. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. Any Party’s failure to insist upon the strict performance of this Agreement or to exercise any right to remedy shall not be considered a waiver of that Party’s right to insist upon strict performance of this Agreement or a waiver of any right or remedy with respect to any existing or subsequent breach or default. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior or subsequent breach of the same, or any prior, concurrent or subsequent breach of any other provisions under this Agreement.

12.4 Notices. The addresses of the Parties to this Agreement until changed by either Party by written notice to the other Party are:

GALT:

Golden Ally LifeTech Group, Inc.
901 S Mopac Exp, Bldg-1, Suite 300
Austin, TX 78746

Attention: Oliver K Ban, CEO

E-mail: oliver.ban@goldenaltg.com

Copy to:

Nelson Mullins Riley & Scarborough
2 S. Biscayne Blvd., 21st Floor

Miami, FL 33131

Attention: Jackson Hwu

E-mail: jackson.hwu@nelsonmullins.com

TCAM:

Taucoin Asset Management, LLC
100 Congress Avenue, Suite 2000
Austin, TX 78701

Attention: Carol Lin, CEO

E-mail: carol.lin@tcam.com

Copy to:

Nelson Mullins Riley & Scarborough, LLP

One Nashville Place, Suite 1100

150 4th Avenue, N

Nashville, TN 37219

Attention: Kevin Tran

E-mail: kevin.tran@nelsonmullins.com

Any notice or written statement required hereunder shall be deemed to have been duly given upon the sending thereof by electronic mail, overnight mail, certified mail or nationally recognized courier service to the other Party at the address above or at such latest address as it may have from time to time designated in writing to the other Party in accordance with this Section 12.4.

12.5 Force Majeure. The failure of either Party to perform any obligation under this Agreement solely by reason of causes beyond its reasonable control, including but not limited to acts of God, natural disasters, acts, laws, regulations or rules of any government body or governmental agency, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, strikes or other labor disputes (“Force Majeure”), shall not be deemed a breach of this Agreement; provided, however, that the Parties shall promptly meet to determine an equitable solution to the effects of such Force Majeure, and provided further the Party so prevented from complying herewith shall continue to take all reasonable actions within its power to comply as fully as possible herewith and to resume with the least possible delay compliance with its obligations.

12.6 Entire Agreement. This Agreement (which includes all exhibits, attachments, schedules and other documents which have been incorporated by reference) constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof.

12.7 No Third Party Beneficiaries. Except as expressly stated otherwise, no provisions in this Agreement are intended or shall be construed to confer upon or give any person or entity other than the Parties any rights, remedies, or other benefits under or by reason of this Agreement.

12.8 Survival. In addition to any specific terms in this Agreement which contemplate an obligation extending beyond the expiration or termination of the Agreement, any terms which by their nature should survive, shall survive the expiration or earlier termination of this Agreement, including without limitation Sections 4, 6, 7, 8, 9, and 12.

12.9 Authority. Each person signing this Agreement represents and warrants that he/she has been duly authorized and has the requisite authority to execute and deliver this Agreement on behalf of such Party.

12.10 No Reliance. The Parties represent, acknowledge and expressly affirm that, in entering into this Agreement, they are not relying and have not relied in any way or in any degree whatsoever upon any representation or statement made, or the absence of any representation or statement, by any person or Party or any of their agents, shareholders, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those representations or statements as specifically and expressly stated in this Agreement.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, including by email and facsimile, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

12.12 Jointly Drafted. The Parties acknowledge that each has participated in the drafting and negotiating of this Agreement. For purposes of interpreting this Agreement, each provision will be deemed to have been jointly drafted by the Parties. The Parties intend for this Agreement to be construed and interpreted neutrally, in accordance with the plain meaning of its language, and not presumptively construed against any actual or purported drafter of specific language contained in it.

12.13 Severability. If any part of this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

12.14 Governing Law; Alternative Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

(b) Any dispute or claim between the Parties under this Agreement shall be submitted first to non-binding mediation and, if mediation is not successful within 90 days after the issuance by one of the Parties of a request for mediation then to binding arbitration in accordance with the Rules for Non-Administered Arbitration of the International Institute for Conflict Prevention and Resolution (the “IICPR”). Any issue concerning the extent to which any dispute is subject to arbitration, or any dispute concerning the applicability, interpretation, or enforceability of these dispute resolution procedures, including any contention that all or part of these procedures is invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. By operation of this provision, the Parties agree to forego litigation over such disputes in any court of competent jurisdiction.

(c) Mediation shall take place at a location to be designated by the Parties using the Mediation Procedures of the IICPR, with the exception of paragraph 2 (Selecting the Mediator).

(d) Arbitration shall take place in Austin, Texas and shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq. Party-selected arbitrators shall be selected from the lists of neutrals maintained by either the IICPR or by JAMS, Inc., but the chair of the arbitration panel does not have to be selected from those specific lists. The arbitration panel shall have no power to award non-monetary or equitable relief of any sort except as provided in IICPR Rule 13 (Interim Measures of Protection). Damages that are inconsistent with any applicable agreement between the Parties (including Paragraph 6 above), that are punitive in nature, or that are not measured by the prevailing Party’s actual damages shall be unavailable in arbitration or any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

(e) Either Party may seek to enforce any written agreement reached by the Parties during mediation, or to confirm, enforce or vacate any final award entered in arbitration, in any court of competent jurisdiction, provided that any Party moving to enforce, confirm or vacate any such agreement or award, as the case may be, will file such motion under seal unless prohibited under applicable court rules.

(f) Notwithstanding the agreement to such procedures, either Party may seek equitable relief to enforce its rights in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Golden Ally LifeTech Group, Inc.		Taucoin Asset Management, LLC

By:	/s/ Oliver K Ban	By:	/s/ Benjamin Yeung
Name:	Oliver K. Ban	Name:	Benjamin Yeung
Title:	Chief Executive Officer	Title:	Sole Member and Manager

[Signature Page to Strategic Alliance Agreement]

Exhibit A

GALT Trademarks

Exhibit A

Exhibit B

TCAM Trademarks

Exhibit B